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                                                                 EXHIBIT 4.1


                        PAYMENT AND GUARANTEE AGREEMENT


          THIS PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of May 12, 1994, is executed and delivered by Capital Holding Corporation, a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Preferred Shares (as defined below) of Capital Holding LLC, a limited life company organized under the laws of the Turks & Caicos Islands (the "Issuer").

          WHEREAS, the Issuer is issuing on the date hereof 4,000,000 shares of its 8 7/8% Cumulative Monthly Income Preferred Shares (the "Preferred Shares"), the terms of which are designated in the Terms of the 8 7/8% Cumulative Monthly Income Preferred Shares, certified by the Manager (as defined therein) as of the 5th day of May, 1994, and the Guarantor desires to issue this Guarantee Agreement for the benefit of the Holders, as provided herein;

          WHEREAS, the Issuer pursuant to the Loan Agreement (as defined below) will loan the proceeds from the issuance and sale of the Preferred Shares and its common shares (the "Common Shares") to the Guarantor; and

          WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments relating to the Preferred Shares on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Shares, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                   ARTICLE I
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          As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Articles of Association and the Memorandum of Association of the Issuer, each adopted on March 18, 1994.

          "Expenses and Liabilities Agreement" shall mean the Agreement as to Expenses and Liabilities entered into between the Issuer and the Guarantor pursuant to which the Guarantor has agreed to guarantee the payment of any indebtedness or
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liabilities incurred by the Issuer (other than obligations to Holders of
Preferred Shares in such Holders' capacities as Holders of such Preferred
Shares).

          "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer: (i) any accumulated and unpaid dividends which have been legally declared on the Preferred Shares, (ii) the Redemption Price (as defined herein) legally payable with respect to any Preferred Shares called for redemption by the Issuer, (iii) upon a liquidation of the Issuer, the lesser of (a) the Liquidation Distribution (as defined herein) and (b) the amount of assets of the Issuer legally available for distribution to Holders in liquidation of the Issuer and (iv) any Additional Amounts (as defined below) payable by the Issuer in respect of the Preferred Shares.

          "Holder" shall mean any holder from time to time of any Preferred Shares of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Shares have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.

          "Liquidation Distribution" shall mean the aggregate of the liquidation preference of $25 per Preferred Share plus all accumulated and unpaid dividends (whether or not declared) to the date of payment.

          "Loan Agreement" shall mean the agreement, dated the date hereof, pursuant to which the Issuer will loan to the Guarantor the proceeds received by the Issuer from the issuance and sale of the Preferred Shares and the Common Shares.

          "Loans" shall mean the loans from the Issuer to the Guarantor pursuant to the Loan Agreement.

          "Paying Agent" shall mean Capital Holding Corporation, as registrar, transfer agent and paying agent.

          "Redemption Price" shall mean $25 per Preferred Share plus accumulated and unpaid dividends (whether or not declared) to the date fixed for redemption.

                                   ARTICLE II
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          SECTION 2.01.  (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the

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Guarantee Payments, as and when due (except to the extent paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

          (b) All Guarantee Payments shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Holders after such withholding or deduction will equal the amount which would have been receivable in respect of the Preferred Shares in the absence of such withholding or deduction ("Additional Amounts"), except that no such additional amounts will be payable to any Holder (or a third party on his behalf) with respect to any of the Preferred Shares:

          (i) if such Holder is liable for such taxes, duties, assessments or governmental charges in respect of the Preferred Shares by reason of such Holders' having some connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, other than being a Holder, or

         (ii) if the Issuer or the Guarantor has notified such Holder of the obligation to withhold taxes and requested but not received from such Holder a declaration of non-residence or other claim for exemption, and such withholding or deduction would have not been required had such declaration or claim been received.

          SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          SECTION 2.03. The obligation, covenants, agreements and duties of the Guarantor under this Guarantee Agreement

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shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Shares to be performed or observed by the Issuer;

          (b) the extension of time for the payment by the Issuer of all or any portion of the dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Shares or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Shares;

          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Shares, or any action on the part of the Issuer granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

          (e) any invalidity of, or defect or deficiency in, any of the Preferred Shares; or

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

          SECTION 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement

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shall not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

          SECTION 2.05. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment of any amount of dividends in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

          SECTION 2.06 The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Shares and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.

                                  ARTICLE III
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          SECTION 3.01.  So long as any Preferred Shares remain outstanding, neither the Guarantor nor any majority-owned subsidiary of the Guarantor shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than (i) payments under this Guarantee Agreement or under other guarantee agreements made by the Guarantor in respect of additional preferred shares that may be issued in one or more series or classes that rank pari passu with each other and with the Preferred Shares with respect to participation in the profits and assets of the Company, or (ii) dividends or guarantee payments to the Guarantor by a majority-owned subsidiary), if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or under the Expenses and Liabilities Agreement or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Loan Agreement. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this Section 3.01.

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          SECTION 3.02.  The Guarantor covenants, so long as any Preferred
Shares remain outstanding, to: (1) maintain direct or indirect 100% ownership of the Common Shares and any other shares of the Issuer other than (x) the Preferred Shares and (y) any additional preferred shares that may be issued in one or more series or classes and that rank pari passu with each other and with the Preferred Shares with respect to participation in profits and assets of the Issuer; (ii) cause at least 21% of the total value of the Issuer and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of the Issuer to be represented by Common Shares; (iii) not voluntarily dissolve, wind-up or liquidate the Issuer; (iv) remain the Manager of the Issuer and timely perform all of its duties as Manager of the Issuer (including the duty to declare and pay dividends on the Preferred Shares), provided that any permitted successor of the Guarantor under the Loan Agreement may succeed to the Guarantor's duties as Manager; and (v) use its reasonable efforts to cause the Issuer to remain a limited life company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

          SECTION 3.03. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor and (ii) senior to the most senior preferred or preference stock of any series now or hereafter issued by the Guarantor and (iii) senior to any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor except for guarantees in respect of any further series of preference shares or any further shares of the Issuer ranking as regards to participation in the profits or assets of the Issuer pari passu with Preferred Shares.

                                   ARTICLE IV
                                   ----------

          This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Shares or upon full payment of the amounts payable to the Holders upon liquidation of the Issuer; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Shares must restore payment of any sums paid under the Preferred Shares or under this Guarantee Agreement for any reason whatsoever. The Guarantor agrees to indemnify each Holder and hold it harmless against any loss it may suffer in such circumstances.

                                   ARTICLE V
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          SECTION 5.01   All guarantees and agreements contained in this
Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders

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then outstanding.  The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all Preferred Shares then outstanding.

          SECTION 5.02. Except with respect to any changes which do not adversely affect the rights of the Holders (in which case no vote will be required), this Guarantee Agreement may only be amended by instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3% in liquidation preference of the Preferred Shares then outstanding.

          SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to it:

          Capital Holding Corporation
          Capital Holding Center
          400 West Market Street
          Louisville, Kentucky 40202

          Facsimile No.:  (502) 560-2746
          Attention:  Treasurer

          Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

          SECTION 5.04. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

          SECTION 5.05. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Shares.

          SECTION 5.06. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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          THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.


                              CAPITAL HOLDING CORPORATION


                              By /s/ Gregory P. Givan
                                _________________________
                                Name: Gregory P. Givan
                                Title: Second Vice President-
                                        Corporate Finance

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